Exhibit (f)(22)(xxiv)

College Retirement Equities Fund

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Retirement Choice Annuity Certificate

This certificate is issued to you, the employee, by us, College Retirement Equities Fund (CREF), in connection with amounts recorded in your name under an employer plan funded by a CREF Retirement Choice Annuity Contract issued to a Trust as Contractholder. The contract shall govern the payment of all benefits by CREF and the rights and obligations of CREF, the Contractholder, the employer and you. This certificate refers briefly to some of the contract’s features.

CREF may stop accepting or limit premiums to any CREF account at any time.

CREF will pay you all benefits set forth under the terms of the contract and in accordance with the employer plan as from time to time amended, or any successor plan. Your rights under the contract are subject to the terms of the employer plan.

President and Chief Executive Officer

Group Flexible Premium Deferred Variable Annuity Certificate
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Your CREF Retirement Choice Annuity Certificate

Your Rights

The Contractholder owns the contract.

Your right (or that of your beneficiaries, after your death) to make choices and elections available under the contract, with respect to amounts recorded in your name under the contract, is subject to the terms of the employer plan. Such rights include but are not limited to the right to allocate premiums, name a second participant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment. Your rights under the contract are subject to the vesting provisions of the employer plan.

The contract and this certificate are subject to the provisions, terms and conditions of the employer plan. Any payment, distribution, income option, death benefit, withdrawal, transfer, or other rights exercised under the contract and this certificate shall comply with any applicable terms, provisions, and conditions of the employer plan as determined by the plan administrator, trustee, or other plan designated fiduciary. To the extent this certificate makes reference to the terms of the employer plan, a supplement to this certificate has been issued in conjunction with this certificate and is a part of this certificate. The supplement provides additional details concerning how the terms of the employer plan impacts your rights under the certificate. Please refer to the supplement for such details. Under no circumstances can the employer plan expand the rights or terms under the contract or certificate or impose any responsibilities or duties on CREF not specifically set forth in the contract.

Employee Maturity Date

Your maturity date is the date as of which all of your accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract to you, beyond those associated with any ongoing payout annuity benefits being paid to you. CREF is not obliged to accept new premiums on your behalf.

Allocation Options

Premiums are allocated among the CREF accounts offered under the terms of the employer plan. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

Accumulations

Your accumulation is equal to the value of the accumulation units owned in all accounts under the contract that are held on your behalf. Your rights under the contract are subject to the terms of the employer plan.

The number of accumulation units in any account under the contract will be increased and decreased in accordance with the Rules of the Fund. The portion of an accumulation nominally held on your behalf under the contract will based on the number of accumulation units held on your behalf, as attributed to your account in accordance with the terms of the employer plan, which will be increased by:

A)	premiums are allocated to that account under the contract; or
B)	internal transfers to that account under the contract are made from another CREF account or from the companion TIAA contract, if any;

and the number will be decreased if:

C)	any premium taxes are deducted from that account; or
D)	any employer plan fee withdrawals are deducted from that account; or
E)	any amounts forfeited as a result of your failing to satisfy the vesting requirements under your employer plan; or

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Your CREF Retirement Choice Annuity Certificate

F)	any accumulation units from that account are deducted to provide any available form of benefit payments; or
G)	internal transfers are made out of that account; or
H)	any minimum distribution payments are paid from that account.

Income Options

Income benefits may be payable for your lifetime, or for your lifetime and that of a second participant. Lifetime income options may include a guaranteed period of 10, 15 or 20 years, during which payments will continue even if you (and any second participant) die before the end of the guaranteed period.

Lump-sum Benefits

In accordance with and to the extent permitted by the terms of the employer plan, you may withdraw all your accumulation in an account, or any part thereof, not less than [$1,000]. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter.

If any accumulations under the contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then the payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

Transfers

In accordance with and to the extent permitted by the terms of the employer plan, you may transfer all of your accumulation in a CREF account, or any part thereof, not less than [$1,000], to purchase accumulation units in one of the other CREF accounts under the contract, or to the companion TIAA contract, if any. In addition, and also subject to the terms of the employer plan, you may transfer your accumulation in such companion TIAA contract, if any, to the CREF contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter.

If any accumulations under the contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then any transfers of such accumulations out of the contract will be constrained by any such applicable provisions.

Death Benefits

If you die, your accumulation will provide for a death benefit for your beneficiary. The death benefit is the current value of your accumulation under the contract. It will be payable to your beneficiary, in accordance with the terms of the employer plan.

Retirement Plan Loan

A retirement plan loan is a disbursement of some or all of your accumulation to provide loans. If your employer plan so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, you may request a retirement plan loan from your accumulations, at any time prior to your maturity date. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan.

Employer Plan Fee Withdrawals

To the extent provided by the terms of the employer plan, and in accordance with CREF’s procedures, CREF will withdraw amounts from the accumulation units of the accounts under the contract, to pay fees associated with the administration of the plan.

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Your CREF Retirement Choice Annuity Certificate

Custom Portfolios Model Service Program

A Custom Portfolios Model Service Program (CPMSP) is an asset allocation program whereby contributions under the employer plan are allocated to model portfolios comprised of funding options in accordance with prescribed target allocation percentages. Some or all of the CREF accounts under the contract may be administered as part of a CPMSP. If and while you are subscribed in a model within the CPMSP, CREF will periodically execute Plan Directed Payments to track the target allocation percentages of the models created for the CPMSP. The terms of the CPMSP and the particular CREF accounts that may be administered as part of a CPMSP will be as agreed upon by CREF and the employer plan or a duly authorized plan representative. More than one model in a CPMSP may be administered under the contract. However, your accumulation can only be managed under one model within the CPMSP at any time.

If the contract is being used in connection with an employer plan in which both an Retirement Choice (RC) and Retirement Choice Plus (RCP) contracts are simultaneously being used as funding vehicles and record-kept as a single plan in TIAA’s recordkeeping systems for the purposes of making CPMSPs available to employees, then the only amounts that may be applied to the RCP would be those associated with administering a model(s) in a CPMSP. CREF may transfer your accumulation between the RCP and the corresponding accounts in the RC in accordance with the terms of the CPMSP as agreed upon by CREF and the employer plan or a duly authorized plan representative under circumstances in which you begin or cease participation in a model in a CPMSP.

In connection with any CPMSP, and notwithstanding any other provisions in the contract to the contrary, you retain, with respect to your accumulation in the CPMSP, the following rights to the full extent you may be granted these rights under the contract: the right to (i) withdraw accumulations subject to all otherwise applicable restrictions on an employee’s right to withdraw or transfer such accumulations; (ii) vote securities, or delegate the authority to vote securities to another person; (iii) be provided in a timely manner with a written confirmation or other notification of each transaction, and all other documents required by law to be provided to a security holder; and (iv) proceed directly as a security holder against the issuer of any security in your account.

Contractholder Rights

The Contractholder owns the contract. The sole responsibility of the Contractholder (as Trustee of the [Retirement Choice Annuity Trust]) is to serve as a party to the contract.

Plan Directed Payments

A duly authorized plan representative, in accordance with and to the extent permitted by the terms of your employer plan, may withdraw the contract’s entire accumulation and/or the contract’s entire accumulation in an account. A Plan Directed Payment from a CREF account accumulation will be a lump-sum payment of that account’s entire accumulation under the contract. A Plan Directed Payment can include a lump-sum payment of some or all of a CREF account’s accumulation in a specific model in a CPMSP under the contract. A Plan Directed Payment also includes lump-sum payments and transfers of any part of your CPMSP accumulation in that CREF account effected to achieve the rebalancing objectives associated with the target allocations of the model in a CPMSP.

Group Flexible Premium Deferred Variable Annuity Certificate

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